Pricing Supplement Dated November 8	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated November 7	Registration No. 333-184808
Prospectus Supplement dated November 7)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$250,000,000	$34,100

PACCAR Financial Corp.

Medium-Term Notes, Series N – Fixed Rate

CUSIP # 69371RK96

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒  Barclays Capital Inc.

☐  Citigroup Global Markets Inc.

☒  Mitsubishi UFJ Securities (USA), Inc.

☒  BNP Paribas Securities Corp.

☐  J.P. Morgan Securities LLC

☐  Goldman, Sachs & Co.

☒  Other: RBC Capital Markets, LLC

acting as     ☒  principal    ☐  agent

at: ☐  varying prices related to prevailing market prices at the time of resale

     ☒  a fixed initial public offering price of 99.947% of the Principal Amount.

Principal Amount: $250,000,000	Original Issue Date: November 16, 2012 (T+5)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: November 16, 2015

Net Proceeds to Company: $249,367,500	Interest Payment Date(s): May 16 and November 16, commencing May 16, 2013 Record Dates: May 1 and November 1 preceding the applicable Interest Payment Date

Interest Rate: 0.700% per annum

Redemption:
☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:
☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes. Option Repayment Date(s):

Currency:
Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)
If Discount Note, check ☐ Issue Price: %

Form: ☒ Book-Entry ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Barclays Capital Inc.	Bookrunner	$100,000,000
BNP Paribas Securities Corp.	Bookrunner	$100,000,000
Mitsubishi UFJ Securities (USA), Inc.	Co-Manager	$25,000,000
RBC Capital Markets, LLC	Co-Manager	$25,000,000

Total		$250,000,000

Other Provisions: N/A